UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): August 3, 2004

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


             (Exact name of Registrant as specified in its charter)



    Delaware                              0-26224                51-0317849
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                             Identification No.)


                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)
                                 (609)-275-0500
              (Registrant's telephone number, including area code)
                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

Pro Forma Financial Information

This Current Report on Form 8-K includes updated pro forma information related to the acquisition by Integra LifeSciences Holdings Corporation of all of the issued and outstanding capital stock of J. Jamner Surgical Instruments, Inc. on March 17, 2003. This updated information is provided in conjunction with Integra's concurrently filed Post Effective Amendment No. 2 to Registration Statement on Form S-3.

The Stock Purchase Agreement, dated as of March 17, 2003, between Integra LifeSciences Corporation and Howard Jamner and other individual stockholders of
J. Jamner Surgical Instruments, Inc., was filed as Exhibit 2.1 in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2003.

Potential Impact of New Accounting Standard

In its consensuses on Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128," the Emerging Issues Task Force (EITF) expanded the notion of participation rights in calculating earnings per share from previous practice. Issue 03-6 does not focus on a security holder's contractual rights to ultimately receive the undistributed earnings and net assets of the company upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if the company has legal or contractual limitations on its ability to pay dividends.

Under Issue 03-6, all securities that meet the definition of a participating security, regardless of whether the securities are convertible, non-convertible, or potential common stock securities, will be considered for inclusion in the computation of basic earnings per share using the two-class method. The application of the two-class method may also have an impact on the diluted earnings per share calculation due to the need to consider each type of potential common shares in the proper sequence to arrive at maximum dilution.

Integra will adopt the provisions of Issue 03-6 in the second quarter of 2004. The transition provisions of Issue 03-6 require prior period earnings per share amounts to be restated to conform to the new standard, including the impact relating to securities that have been extinguished but were outstanding for a portion of some prior period that is presented for comparative purposes. Accordingly, in the future, Integra will restate its earnings per share calculations for the year ended December 31, 2001 to conform to the two-class method required by Issue 03-6 as it relates to the dividend participation rights included in the Series B and Series C Convertible Preferred Stock that were outstanding during that period. The adoption of Issue 03-6 will reduce previously reported basic earnings per share by $0.05 to $1.03 and diluted earnings per share by $0.02 to $0.92 in 2001. The adoption of Issue 03-6 will not change the previously reported basic or diluted earnings per share for any other year.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial statements of the business acquired

Audited financial statements for J. Jamner Surgical Instruments, Inc. as of and for the year ended December 31, 2002 were filed as Exhibit 99.1 in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2003.

(b) Pro forma financial information

An unaudited pro forma condensed combined balance sheet as of December 31, 2002 and an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 were filed as Exhibit 99.2 in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2003.

An unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 is filed herewith as Exhibit 99.1.



(c) Exhibits.

Exhibit
Number      Description of Exhibit
-------     ----------------------
99.1        Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

     Date: August 3, 2004                 By: /s/ Stuart M. Essig
                                          -----------------------------
                                          Stuart M. Essig
                                          President and Chief Executive Officer

                                  Exhibit Index



Exhibit
Number      Description of Exhibit
-------     ----------------------
99.1        Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003

Exhibit 99.1.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003.

On March 17, 2003 (the "Closing Date"), Integra LifeSciences Corporation ("Integra"), a wholly-owned subsidiary of Integra LifeSciences Holdings Corporation (the "Company"), acquired all of the issued and outstanding capital stock of J. Jamner Surgical Instruments, Inc., a Delaware corporation (doing business as JARIT(R) Surgical Instruments) ("JARIT"), for $44.5 million in cash, subject to a working capital adjustment and other adjustments with respect to certain income tax elections that totaled $0.8 million. The acquisition was made pursuant to a Stock Purchase Agreement dated as of March 17, 2003 among Integra and Howard Jamner and other individual stockholders of JARIT. JARIT markets a wide variety of high quality, reusable surgical instruments for use in virtually all surgical disciplines.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 has been prepared to give effect to the acquisition by Integra of all of the issued and outstanding capital stock of JARIT as of January 1, 2003. This pro forma statement is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The unaudited condensed combined pro forma financial statement does not purport to represent what the consolidated results of operations of the Company would actually have been if the acquisition had occurred on the date referred to above, nor do they purport to project the results of operations of the Company for any future period.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 was prepared by combining the Company's historical statement of operations for the year ended December 31, 2003 with JARIT's historical statement of operations for the period January 1, 2003 through March 17, 2003, giving effect to the acquisition as though it had occurred on January 1, 2003. This unaudited pro forma condensed combined statement of operations does not give effect to any potential cost savings or other operating efficiencies that could result from the acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2003


In thousands, except per share amounts


                                                   Integra      J. Jamner
                                                  LifeSciences   Surgical
                                                    Holdings    Instruments,                        Pro Forma
                                                  Corporation       Inc.      Adjustments   Note   Consolidated
                                                  -----------   -----------   -----------   ----   ------------
Total revenue                                     $  185,599    $    6,013    $      --            $   191,612

COSTS AND EXPENSES
 Cost of product revenue                              70,597         2,796                              73,393
 Research and development                             12,814           --            --                 12,814
 Selling, general and administrative                  59,461         2,776          (224)    2A         62,013
 Amortization                                          3,080           --            195     2B          3,273
                                                  -----------   -----------   -----------   ----   ------------
      Total costs and expenses                       145,952         5,572           (29)              151,495

Operating income                                      39,647           441            29                40,117

Interest income (expense), net                           471           (62)           67     2C
                                                                                    (183)    2D            293
Other income (expense), net                            3,071           270          --                   3,341
                                                  -----------   -----------   -----------   ----   ------------
Income before income taxes                            43,189           649           (87)               43,751

Income tax expense                                    16,328           --            212     2E         16,540
                                                  -----------   -----------   -----------   ----   ------------
Net income                                        $   26,861    $      649    $     (299)          $    27,211
                                                  ===========   ===========   ===========   ====   ============

Net income per share
   Basic                                          $     0.92                                       $      0.94
   Diluted                                        $     0.88                                       $      0.89

Weighted average common shares outstanding:
   Basic                                              29,071                                            29,071
   Diluted                                            30,468                                            30,468



See notes to pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

For the pro forma statement of operations for the year ended December 31, 2003, the $43.5 million net purchase price has been allocated based on the fair values of assets acquired and liabilities assumed as of the Closing Date as if the acquisition was completed on January 1, 2003. The $43.5 million net purchase price consisted of the initial $44.5 million of cash paid on the Closing Date, $0.3 million of costs incurred by the Company directly as a result of the acquisition, a subsequent $0.8 million purchase price adjustment paid to the Seller, less $2.1 million of cash acquired. The actual purchase price allocation as of the Closing Date is disclosed in Note 3 to the Company's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2003. The acquired intangible assets consist primarily of customer relationships and tradename and are being amortized over lives ranging from five to forty years. Accordingly, the pro forma $195,000 intangible asset amortization adjustment is based on this allocation.

These pro forma condensed combined financial statements should be read in conjunction with the audited financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2003, and the audited financial statements of JARIT as of and for the year ended December 31, 2002 included in Exhibit 99.1 and the unaudited pro forma condensed combined balance sheet as of December 31, 2002 and an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 included in Exhibit
99.2 to the Company's Current Report on Form 8-K filed on March 25, 2003.

2. Pro Forma Adjustments

The pro forma condensed combined statement of operations includes the following adjustments:

2A This adjustment reduces the actual compensation paid to a certain JARIT employee for the period January 1, 2003 to March 17, 2003 to an amount that this employee would have been paid by the Company subject to the terms of an employment agreement between the Company and this employee executed in connection with this acquisition.

2B This adjustment records pro forma amortization expense for intangible assets for the period January 1, 2003 through March 17, 2003, based on the actual purchase price allocation.

2C This adjustment reduces the $67,000 of interest expense recorded by JARIT during the period January 1, 2003 through March 17, 2003 on the loans payable to stockholders of JARIT which were not assumed by the Company.

2D This adjustment reduces interest income by $183,000 for the estimated interest income earned by the Company for the period January 1, 2003 through March 17, 2003 on the $43.5 million of short term investments used to finance the acquisition. This reduction in interest income assumes the $43.5 million was paid on January 1, 2003 and the average interest rate earned on short term investments for the period January 1, 2003 through March 17, 2003 was 2.0%.

2E The inclusion of the financial results of JARIT for the period January 1, 2003 through March 17, 2003 in the Company's consolidated results would have increased the Company's income tax expense by approximately $212,000 for the year ended December 31, 2003. This adjustment results from the fact that JARIT was an "S" Corporation for federal and New York state income tax purposes and therefore did not record income tax expense at the same rate that a "C" Corporation would have.